Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	July 30, 2014 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER 2014 RESULTS

SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced net income of $17.2 million or $0.36 per diluted common share for the second quarter of 2014, compared to net income of $13.5 million or $0.28 per diluted common share for the second quarter of 2013.  Included in the second quarter of 2014 operating results is a $2.5 million (or $0.05 per diluted common share) non-recurring tax benefit.

Revenue for the second quarter of 2014 was $158.4 million, compared to revenue of $154.6 million in second quarter 2013, in part due to higher estimated unbilled revenue.  The unbilled revenue increase resulted from higher consumption at the end of the quarter which is not included in the water revenue adjustment mechanism (WRAM).

Total operating expenses for the second quarter of 2014 increased $1.4 million, or 1%, to $135.1 million. Increases in water production costs, primarily purchased water cost increases, were partially offset by decreases in other operating expenses, income taxes, and property and other taxes. Maintenance expense increased $0.8 million, or 19%, to $5.0 million, while depreciation expense increased $1.6 million, or 11%, to $16.1 million due to 2014 capital additions.

Other income, net of income taxes, increased $0.7 million in the second quarter of 2014, primarily due to an increase in unrealized gains on our benefit plan insurance investments.  Interest expense decreased $0.4 million, or 6%, to $6.9 million due to the Company’s repayment of long-term debt in 2013.

A delay in the decision on the Company’s largest subsidiary’s General Rate Case, filed with the California Public Utilities Commission (CPUC) in 2012, continued to impact results for the quarter.  On July 21, 2014, the CPUC issued a Proposed Decision on California Water Service Company’s (Cal Water) General Rate Case.  The Proposed Decision will not become effective until it has been reviewed and approved by the CPUC. The Commission may adopt the proposed decision, modify it, or reject it.

Until the Proposed Decision is adopted, Cal Water will continue to track the difference between approved interim rates and new rates that are eventually adopted in a memorandum account.  After new rates are implemented, the memorandum account balance will be collected through customer surcharges over 12, 24, or 36 months.  Had the Commission approved the settlement proposed by the parties effective January 1, 2014, the new rates would have increased pre-tax income $10.2 million for the six month period ended June 30, 2014.  The proposed new rates would have added the following to the Company’s results in 2014:  $16.1 million of pre-tax income for service charges, flat rate, and fire protection rate increases, $1.6 million of pre-tax income from the proposed new health care balancing account, and a $7.5 million reduction to WRAM pre-tax income.

“We are pleased to have a Proposed Decision in Cal Water’s General Rate Case.  We are looking forward to receiving a final decision that will allow us to recover prudently incurred costs of providing a safe, reliable water supply and earn a reasonable return on critical infrastructure investments,” said President and Chief Executive Officer Martin A. Kropelnicki.

“Having this lengthy proceeding behind us will enable us to focus all of our attention on meeting our customers’ need for a reliable supply of high quality water in the midst of one of the most serious droughts in the state’s history,” he said.

All stockholders and interested investors are invited to listen to the teleconference. The 2014 second quarter conference call may be accessed by dialing 1-888-572-7033 or 1-719-325-2491 and keying in ID# 3765528. A replay of the call will be available from 2:00 p.m. ET on Thursday, July 31, 2014 through September 30, 2014, at 1-888-203-1112 or 1-719-457-0820, ID# 3765528. The call, which will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in the capital markets and access to sufficient capital on satisfactory terms; new legislation; changes in California Department of Public Health water quality standards; changes in environmental compliance and water quality requirements; changes in accounting valuations and estimates; changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; litigation that may result in damages or costs not recoverable from third parties;  acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; our ability to attract and retain qualified employees; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; implementation of new information technology systems; changes in operations that result in an impairment to acquisition goodwill; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the ability to satisfy requirements related to the Sarbanes-Oxley and Dodd-Frank Acts and other regulations on internal controls;  and, other risks and unforeseen events.

When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	June 30,	December 31,
	2014	2013
ASSETS
Utility plant:
Utility plant	$2,269,779	$2,213,328
Less accumulated depreciation and amortization	(730,266)	(697,497)
Net utility plant	1,539,513	1,515,831

Current assets:
Cash and cash equivalents	29,706	27,506
Receivables:
Customers	34,278	31,468
Regulatory balancing accounts	26,978	30,887
Other	13,825	18,700
Unbilled revenue	28,055	17,034
Materials and supplies at weighted average cost	5,952	5,571
Taxes, prepaid expenses and other assets	12,014	8,324
Total current assets	150,808	139,490

Other assets:
Regulatory assets	264,245	251,681
Goodwill	2,615	2,615
Other assets	53,003	50,238
Total other assets	319,863	304,534
	$2,010,184	$1,959,855

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$478	$477
Additional paid-in capital	329,332	328,364
Retained earnings	266,082	269,915
Total common stockholders’ equity	595,892	598,756
Long-term debt, less current maturities	423,334	426,142
Total capitalization	1,019,226	1,024,898

Current liabilities:
Current maturities of long-term debt	6,550	7,908
Short-term borrowings	81,215	46,815
Accounts payable	70,906	55,087
Regulatory balancing accounts	6,603	1,827
Accrued interest	4,240	4,245
Accrued expenses and other liabilities	52,560	50,702
Total current liabilities	222,074	166,584

Unamortized investment tax credits	2,106	2,106
Deferred income taxes, net	180,956	183,245
Pension and postretirement benefits other than pensions	145,426	145,451
Regulatory and other liabilities	90,134	86,455
Advances for construction	181,443	183,393
Contributions in aid of construction	168,819	167,723
	$2,010,184	$1,959,855

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	June 30	June 30
	2014	2013

Operating revenue	$158,416	$154,555
Operating expenses:
Operations:
Water production costs	61,915	59,645
Administrative and general	23,796	23,155
Other operations	16,004	17,030
Maintenance	4,988	4,188
Depreciation and amortization	16,087	14,491
Income taxes	7,190	9,548
Property and other taxes	5,144	5,715
Total operating expenses	135,124	133,772

Net operating income	23,292	20,783

Other income and expenses:
Non-regulated revenue	3,474	3,215
Non-regulated expenses, net	(2,253)	(3,240)
Income tax (expense) benefit on other income and expense	(481)	16
Net other income (loss)	740	(9)

Interest expense:
Interest expense	7,077	7,803
Less: capitalized interest	(215)	(539)
Net interest expense	6,862	7,264

Net income	$17,170	$13,510

Earnings per share
Basic	$0.36	$0.28
Diluted	$0.36	$0.28
Weighted average shares outstanding
Basic	47,804	47,729
Diluted	47,837	47,760
Dividends declared per share of common stock	$0.1625	$0.1600

For the Six-Months ended:

	June 30	June 30
	2014	2013

Operating revenue	$268,931	$265,999
Operating expenses:
Operations:
Water production costs	107,317	101,342
Administrative and general	48,937	48,436
Other operations	32,380	32,675
Maintenance	9,993	8,321
Depreciation and amortization	32,140	29,120
Income taxes	3,351	8,402
Property and other taxes	10,369	11,150
Total operating expenses	244,487	239,446

Net operating income	24,444	26,553

Other income and expenses:
Non-regulated revenue	7,754	6,737
Non-regulated expenses, net	(6,372)	(5,657)
Income tax (expense) on other income and expense	(560)	(435)
Net other income	822	645

Interest expense:
Interest expense	14,152	15,840
Less: capitalized interest	(580)	(1,079)
Net interest expense	13,572	14,761

Net income	$11,694	$12,437

Earnings per share
Basic	$0.24	$0.28
Diluted	$0.24	$0.28
Weighted average shares outstanding
Basic	47,780	45,004
Diluted	47,818	45,034
Dividends declared per share of common stock	$0.3250	$0.3200